Exhibit 10.12

AMENDMENT AND CLARIFICATION TO GIGABLAST PROFESSIONAL SERVICES AGREEMENT

This Amendment (“July 2009 Amendment”) is entered into on the 24th day of July, 2009 (“Effective Date”) to amend and clarify the “Gigablast Professional Services Agreement” (the “Agreement”) that was made and entered into on January 19, 2009 by and between So Act Network, Inc. (“So Act”) and Gigablast, Inc (“Gigablast”).

Whereas; Gigablast and So Act hereby clarifies the pricing chart listed as an Exhibit to the Gigablast Professional Services Agreement to clearly state that the flat monthly fee for the use of the search engine will not begin to apply until So Act reaches at least one million users accessing the Gigablast network on a daily basis.  The Pricing Chart is amended as follows:

Pricing Chart for Search Engine: (These charges begin after one million users access the Gigablast search engine network)

From one million users up tothis many 25KB Documents in Index (In Millions)	Max 25KB Pages Downloaded Per Day (In Millions)	Max Typical Queries Per Day	Flat Monthly Fee
25	1	4,000,000	$3,000
50	2	4,000,000	$4,500
100	4	4,000,000	$6,750
200	8	4,000,000	$10,125
500	16	4,000,000	$15,187
1000	30	4,000,000	$22,781
2000	50	4,000,000	$34,171
5000	100	4,000,000	$49,257

In witness whereof, the parties hereto have executed this Amendment as of the Effective Date.

Gigablast, Inc.	So Act Network, Inc.

By: /s/ Matt Wells	By: /s/ Greg Halpern

Name: Matt Wells	Name: Greg Halpern

Title: CEO	Title: President